                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[_]  Confidential, for use of Commission Only (as permitted by Rule 14a-
     6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                              KOMAG, INCORPORATED
                (Name of Registrant as Specified in its Charter)

                              KOMAG, INCORPORATED
                   (Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[_]     Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

     1)   Amount Previous Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                              KOMAG, INCORPORATED
                            1704 AUTOMATION PARKWAY
                          SAN JOSE, CALIFORNIA 95131

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 22, 1998

     A special meeting of stockholders (the "Special Meeting") of Komag, Incorporated (the "Company") will be held at the offices of the Company, located at Building 9, 1705 Automation Parkway, San Jose, California, 95131 on Wednesday, July 22, 1998, at 10:00 a.m. for the following purposes:

1. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the amount of common stock, par value $0.01 (the "Common Stock"), the Company is authorized to issue from 85 million shares to 150 million shares.

2. To consider and vote upon a proposal to approve the sale and issuance by the Company from time to time of up to $350 million of Common Stock or securities convertible into Common Stock in private transactions during the next twelve months at a price below book value but at or above the then current market price of the Common Stock.

3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders of record at the close of business on June 24, 1998 will be entitled to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at the offices of the Company. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED. If you attend the Special Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Special Meeting will be counted. The prompt return of your proxy will assist us in preparing for the Special Meeting.

     All stockholders are cordially invited to attend the Special Meeting. A map to Komag's location is included at the end of the Proxy Statement for reference.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              Stephen C. Johnson,
                              President and Chief Executive Officer

                              Tu Chen,
                              Chairman of the Board

San Jose, California
June __, 1998

                              KOMAG, INCORPORATED
                            1704 AUTOMATION PARKWAY
                           SAN JOSE, CALIFORNIA 95131

                                PROXY STATEMENT
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 22, 1998


                                    GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Komag, Incorporated, a Delaware corporation (the "Company"), for use at the special meeting of stockholders to be held on July 22, 1998 and all adjournments and postponements thereof (the "Special Meeting"). The Special Meeting will begin at 10:00 a.m. at the offices of the Company, located at Building 9, 1705 Automation Parkway, San Jose, CA 95131. Stockholders of record on June 24, 1998 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting.

     This Proxy Statement and accompanying proxy were first mailed to stockholders on or about June __, 1998.

PURPOSE

     The purpose of the Special Meeting is (i) to consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the amount of common stock, par value $0.01 (the "Common Stock"), the Company is authorized to issue from 85 million shares to 150 million shares (the "Charter Amendment"); (ii) to consider and vote upon a proposal to approve the sale and issuance by the Company from time to time of up to $350 million of Common Stock or securities convertible into Common Stock in private transactions during the next twelve months at a price below book value but at or above the then current market price of the Common Stock (the "Financing Proposal"); and
(iii) to transact such other business as may properly come before the Special Meeting.

VOTING, QUORUM, ABSTENTIONS AND BROKER NON-VOTES

     As of the Record Date, there were outstanding ________ shares of Common Stock. Each stockholder is entitled to one (1) vote for each share of Common Stock held by such stockholder. A majority of the issued and outstanding Common Stock as of the Record Date constitutes a quorum for the Special Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum.

     The affirmative vote of a majority of the Common Stock outstanding as of the Record Date is required to approve the Charter Amendment. The affirmative vote of a majority of all votes cast at the Special Meeting, whether in person or by proxy, is required to approve the Financing Proposal. Abstentions and broker non-votes will have the effect of a vote "against" the Charter Amendment and will have no effect on the outcome of the Financing Proposal.

     Stockholders may vote using the enclosed proxy card or vote by telephone. The toll-free telephone number and instructions to use the telephone voting option are included on the proxy card.

REVOCABILITY OF PROXIES

     Any person giving a proxy in written form or by telephone has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1704 Automation Parkway, San Jose, California, 95131, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Special Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, the Company will reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. In addition, the Company has retained the firm of Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $15,000, plus expenses.

                           FORWARD LOOKING STATEMENTS

     This proxy statement contains forward looking statements, which generally can be identified by the use of words such as "believes," "expects," "may," "will," "should," or "anticipates" or comparable terminology or the negative thereof. Actual results could differ materially from the results predicted in such forward looking statements. Factors that could cause actual results to differ include the following: availability of sufficient cash resources; changes in the industry supply-demand relationship and related pricing for enterprise and desktop disk products; timely and successful product qualification of next-generation products; timely and successful deployment of new process technologies into manufacturing; utilization of manufacturing facilities; changes in manufacturing efficiencies, in particular product yields; extensibility of process equipment to meet more stringent future product requirements; vertical integration and consolidation within the Company's limited customer base; increased competition; structural changes within the disk media industry such as combinations, failures or joint venture arrangements; availability of certain sole-sourced raw material supplies; and the risk factors set forth in this Proxy Statement and in the Company's various SEC filings, including its Form 10-K for the year ended December 28, 1997. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               COMPANY BACKGROUND

     The Company is a leading component supplier to the data storage industry and has long been recognized as a technology leader in the media industry. Throughout much of its corporate history, the Company operated near or at full capacity. Because the Company historically experienced strong demand and desired to expand its market share, the Company committed to a capacity expansion program in late 1995 that significantly increased the Company's production capabilities by early 1997.

     After reaching peak operational and financial performance in the first half of 1996, the Company's profitability weakened during the second half of 1996 as the Company began a transition to magnetoresistive ("MR") products. During this transition the Company encountered a series of challenges related to the production of smoother substrates with fewer and smaller defects. These production issues depressed product yields during the second half of 1996 and throughout 1997 despite continuous advancements in the Company's manufacturing processes. The Company's profitability improved in the first half of 1997 as average selling prices rose with the product mix shift toward higher-priced MR products and unit production costs fell due to incremental improvements in product yields. The Company's recovery, however, was halted by a slowdown in demand for enterprise and desktop media in the second half of 1997.

     During the latter half of 1997 and into 1998, the merchant market for thin-film disks weakened due to several factors, including: (i) increased supply within the media industry, which was a result of substantial capacity additions by captive and independent media suppliers, including the Company; (ii) lower than expected demand for media products, which was a result of a decline in the overall growth rate of the data storage industry; (iii) further reductions in the demand for disk media due to the widespread adoption of MR technology, which enabled greater disk storage densities and lowered the number of disks per drive; (iv) market share gains by captive media suppliers, which reduced the size of the merchant market available to independent media suppliers such as the Company; and, as a result of (i) through (iv) above, (v) significant capacity underutilization at independent media suppliers, which increased competition and accelerated price erosion within the merchant market segment.

     As a result of these unfavorable market conditions, the Company has experienced sharply lower selling prices and several significant reductions in customer orders that have idled a sizable portion of its production capacity during the first half of 1998. Low utilization of the Company's factories during this period has increased unit production costs substantially as fixed costs have been spread over fewer production units. The combination of lower selling prices and higher unit production costs have contributed to the Company's actual and expected large losses during the first two quarters of 1998.

     Increased capacity utilization and more stable pricing will depend, in large measure, on improved market conditions. To mitigate the negative impact of current market conditions, the Company has taken steps to reduce its fixed cost structure and strengthen its competitive position. To improve internal production yields and enhance product performance, the Company is currently deploying new substrate and sputtering technologies. Internal production yields are beginning to show measurable improvement as the new polished substrate process is introduced into production. The new sputtering process has supported the development of advanced high density products that have been favorably received by customers.

     Despite current difficult market conditions, management believes that the underlying strong growth of the data storage industry will restore equilibrium between the supply of and the demand for disk media. Management also believes that the Company's investment in research and development has resulted in process technologies that will support several new generations of higher density disk products. Through cost-effective, differentiated products the Company expects to stimulate demand for its product offerings. The Company is taking actions to meet its needs through financially restructuring and expects to raise additional funding to support its position as a leading media supplier.


RECENT EVENTS

     JUNE 2, 1998 PRESS RELEASE. As previously announced in its June 2, 1998 press release, at the beginning of the second quarter, the Company had anticipated that its net sales would rebound sharply from the $76.1 million recorded in the first quarter of 1998 into the $100-125 million range. As announced, several customers lowered their orders for the Company's disk products in response to downward adjustments in their hard disk drive production build schedules. As a result, the Company announced that it expects second quarter net sales to be in the $75-85 million range. Excluding the one-time charge described below, the Company announced that it expects to post a net loss in the second quarter similar in magnitude to the $58 million net loss recorded in the first quarter of 1998.

     As announced in the June 2, 1998 press release, changes in customer demand and the Company's belief that the media industry's supply/demand imbalance will extend into 1999 caused the Company to adjust its expectations for the utilization of its installed production capacity. In light of these changed expectations, the Company announced that it would reduce the carrying value of its assets as described below. Additionally, the Company announced that it will limit its capital expenditures in the second half of 1998 to approximately $15 million, thus resulting in capital expenditures of approximately $100 million for fiscal 1998 instead of the $120 million originally budgeted.

     The Company also announced on June 2, 1998 that it will record a one-time charge to earnings of $135-185 million in the second quarter ending June 28, 1998. The cash component of the charge is estimated to be approximately 5-10% of the total charge. The second quarter charge is composed of an impairment charge that effectively reduces asset valuations to reflect the economic effect of recent industry price erosion for disk media and the projected underutilization of the Company's production equipment and facilities. The one-time charge also includes provisions for facility closure expenses and severance-related costs. As announced, the Company plans to reduce its U.S. and Malaysian workforce of 4,800 employees by approximately 10% through attrition and a reduction in force.

     Previously, in the third quarter of 1997, the Company recorded a restructuring charge of $52 million for the consolidation of its U.S. manufacturing operations, including closure of two plants and a reduction in force of approximately 330 people, or 16% of its U.S. workforce.

     LIQUIDITY. As of May 24, 1998, the Company had $165 million in cash and investments. The Company stated in its June 2, 1998 press release that the size of the Company's expected second quarter net loss would result, unless cured, in a technical default under certain profitability and tangible net worth covenants in the Company's senior unsecured bank credit facilities at the end of the second quarter on June 28, 1998. The Company currently has $260 million of borrowings outstanding under the facilities. While the loan commitments under these facilities total $345 million, the Company does not expect that it will be able to access the remaining $85 million under the facilities due to the pending default.

     The Company is currently negotiating with various bank groups either for amendments to its existing credit facilities or for a new facility or facilities to replace its existing credit lines. The Company anticipates that any bank credit arrangements would likely require the Company to pay additional fees for the arrangement of the facility and higher interest rates on borrowed funds. The amended or new credit facilities may also require the Company to provide collateral as security for borrowings and/or may require the Company to issue warrants to purchase Common Stock to the lenders. In addition, any new or amended credit facility may be subject to the completion of a financing transaction that would provide additional funding to the Company. Any amended facility may also require the Company to repay a portion of the outstanding balance under its existing credit facilities from the proceeds of any financing transaction. If the Company is unable to reach agreement with its existing lenders or replace its existing credit facilities, the Company's current lenders will, after June 28, 1998, have the right to accelerate and require the repayment of all amounts due under the facilities. There can be no assurance that the Company and lenders will successfully reach a definitive agreement to amend or replace the Company's existing loan agreements.

     OPTION REPRICING. The Company's Board of Directors has authorized the repricing of outstanding stock options held by all employees, including executive officers, to the current market price of the

Common Stock. Options held by nonemployee directors will not be repriced. The Company's employees, including executive officers, hold options to purchase approximately 8.3 million shares of Common Stock at exercise prices ranging from $7.06 to $34.13 per share. The weighted average exercise price of these options is approximately $15.19 per share. On June 18, 1998, the last sale price of the Company's Common Stock on The Nasdaq Stock Market was $6.16. The Board of Directors believes that the current price of the Common Stock is attributable, in large part, to adverse industry conditions. In addition, the Board believes that the Company's future performance is dependent in large part on the skills, capabilities and efforts of the Company's employees, especially the key management and technical employees who hold the greatest number of options. Given the disparity between the exercise prices of outstanding options and the recent trading prices, the Board believes that current options have little value for retention and motivation of employees and, therefore, believes it is in the best interests of the Company and its stockholders that the options be repriced.

     In October 1997, the Company exchanged options to purchase 1,806,000 shares of Common Stock at prices ranging from $19.75 to $36.00 per share for options with an exercise price of $19.44 per share, which was the fair market value of the Common Stock at that time. This earlier option exchange program was not available to the Company's executive officers or nonemployee directors of the Company.

                     _____________________________________

          Given the Company's current financial situation, the Board of Directors believes that it is advisable and in the best interests of the Company and its stockholders to amend the Company's Restated Certificate of Incorporation to increase the amount of Common Stock the Company is authorized to issue from 85 million shares to 150 million shares and to seek stockholder authorization for the Company to sell and issue from time to time up to $350 million of Common Stock or securities convertible into Common Stock in private transactions during the next twelve months at a price below book value but at or above the then current market price of the Common Stock. Each of these proposals is discussed more fully below.

                      PROPOSAL NO. 1:  CHARTER AMENDMENT

     On June 12, 1998, the Board of Directors adopted, subject to stockholder approval at the Special Meeting, a proposal to amend the Company's Restated Certificate of Incorporation, which will increase the amount of capital stock the Company is authorized to issue from 86,000,000 to 151,000,000 shares by increasing the amount of Common Stock the Company is authorized to issue from 85 million shares to 150 million shares (the "Charter Amendment"). The Charter Amendment will have no effect on the amount of Preferred Stock the Company is authorized to issue. The text of the proposed amendments to the Restated Certificate of Incorporation are set forth as Exhibit A to this Proxy Statement.

     As of the Record Date, _______ shares of Common Stock were outstanding and an additional _________ shares were reserved for issuance upon the exercise of options granted under the Company's stock option plans and exercise of awards under the Company's employee stock purchase plan. After taking into effect the shares reserved for issuance, as of the Record Date, the Company had approximately ______shares of Common Stock available for issuance.

     The Board believes that it is advisable to increase the number of authorized shares. As discussed more fully in "Company Background" above, the Company is currently considering several possible financing transactions, including the sale and issuance of Common Stock in equity and/or equity-linked private financing transactions as described under "Proposal No. 2: Financing" below. Without approval of the Charter Amendment, the Company will be constrained in the amount of capital that it can raise in these types of transactions due to limitations on the number of shares of Common Stock available for such transactions.

     In addition, the Charter Amendment, if approved by stockholders at the Special Meeting, will provide the Company with flexibility by assuring the availability of sufficient authorized but unissued Common Stock for valid corporate purposes such as stock-based employee benefit plans, financings, stock dividends and acquisitions. If the Charter Amendment is approved at the Special Meeting, the newly authorized Common Stock will be available for issuance without further action by stockholders except as required by law or applicable requirements of The Nasdaq Stock Market or such successor markets on which the Common Stock may be traded.

     The Board of Directors may use such additional authorized shares to discourage persons from attempting to gain control of the Company without prior negotiation with the Board of Directors. For example, additional shares could be used to dilute the voting power of shares then outstanding or issued to persons who would support the Board of Directors in opposing a hostile takeover bid or solicitation in opposition to management. Management is not currently aware of any effort to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition or otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE CHARTER AMENDMENT. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE CHARTER AMENDMENT. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE CHARTER AMENDMENT.

                          PROPOSAL NO. 2:  FINANCING

     The Company is seeking authorization from stockholders to sell and issue up to $350 million of Common Stock in equity or equity-linked private transactions from time to time during the next twelve months at a price below book value but at or above the then current market value as defined by the National Association of Securities Dealers, Inc. (the "NASD") of the Common Stock (the "Financing Proposal").

     Under the Delaware General Corporation Law and the Company's Restated Certificate of Incorporation and Bylaws, no action or authorization by the Company's stockholders is necessary for the Financing Proposal. However, because the Common Stock is quoted on The Nasdaq Stock Market, the Company is subject to the rules of the NASD. NASD Rule 4460(i) generally requires stockholder approval for the issuance by a company of shares of its common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the voting power of all shares of the company if such shares are sold in a transaction other than a public offering at a price (or with a conversion price of) less than the greater of book value or market value of such company's common stock. Approval of the Financing Proposal would not limit the Company from taking any action for which stockholder approval is not otherwise required.

     If the Financing Proposal is approved at the Special Meeting and if the Company issues securities in a transaction subject to approval under Rule 4460(i), then the Company will mail to stockholders certain information about the transaction prior to issuing the securities.

     The market price of the Common Stock has been highly volatile in recent periods as set forth under "Price Range of Common Stock" below. If the Financing Proposal is approved at the Special Meeting, the Company will be authorized to issue up to $350 million of Common Stock in equity or equity-linked private transactions from time to time during the next twelve months at a price below book value but at or above the then current market value of the Common Stock. At June 18, 1998 and March 28, 1998, the closing prices of the Common Stock on The Nasdaq Stock Market were $6.16 and $14.56, respectively. On a pro forma basis, giving effect to the range of the restructuring/impairment charges but without giving effect to the Company's expected second quarter loss, the book value per share of Common Stock would range from $8.35 to $9.30.

     If stockholders approve the Financing Proposal at the Special Meeting, no further authorization by stockholders for the issuance of securities pursuant to this authorization will be obtained. The terms of the securities to be authorized, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the Board of Directors.

RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROXY STATEMENT, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE ACTING ON THE FINANCING PROPOSAL.

DILUTION TO EXISTING STOCKHOLDERS; IMPACT ON MARKET VALUE OF COMMON STOCK

     The sale of a significant amount of Common Stock or securities convertible into Common Stock could cause substantial dilution to the voting power, earnings per share and interests of current stockholders. In addition, the sale of a significant number of securities convertible into shares of Common Stock could cause a decline in the market value of the Common Stock.

CONSEQUENCES IF THE FINANCING PROPOSAL IS NOT APPROVED

     If the Financing Proposal is not approved by the Company's stockholders at the Special Meeting, the consequences could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is considering sources of funding, including equity or equity-linked financings that are dependent, in part, on approval of the Financing Proposal. The Company is also currently negotiating with various bank groups to amend or replace its existing credit facilities. Any new or amended credit facility may be subject to the completion of a financing transaction that would provide additional funding to the Company. The Company has not yet selected a course of action from among the available financing options nor has the Company received firm commitments for any such options. Accordingly, there can be no assurance that any such funding can be arranged. Should the stockholders fail to approve the Financing Proposal, or should the Company otherwise be unable to obtain adequate funding, the Company may not have sufficient funds in the future to maintain the current scope of its business operations. If such was the case the Company could be required to further reduce or suspend operations, seek a merger partner, or sell securities on less favorable terms than those currently available to the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE FINANCING PROPOSAL. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE OUTCOME OF THE FINANCING PROPOSAL. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE FINANCING PROPOSAL.


                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded on The Nasdaq Stock Market under the symbol "KMAG." The following table sets forth the range of high and low closing sales prices, as reported on The Nasdaq Stock Market.

                                           PRICE RANGE OF COMMON STOCK
                                           ----------------------------
                                               HIGH           LOW
                                           -------------  -------------
1996
 First Quarter...........................        33 1/4        23
 Second Quarter..........................        26 9/16       24
 Third Quarter...........................        27            19 3/8
 Fourth Quarter..........................        36            21
1997
 First Quarter...........................        32 7/8        25 13/32
 Second Quarter..........................        35 1/8        16 7/16
 Third Quarter...........................        22 7/16       16 1/8
 Fourth Quarter..........................        21 3/8        14 1/2
1998
 First Quarter...........................        15 5/8        12 1/16
 Second Quarter (through June __, 1998)..        15 1/2

                              BENEFICIAL OWNERSHIP

  The following table sets forth certain information known to the Company regarding the ownership of the Common Stock per Schedule 13G filings prior to the Record Date for all persons who are known to be beneficial owners of five percent or more of the Common Stock.

SIGNIFICANT STOCKHOLDERS

 Name and Address of Beneficial          Amount and Nature of Beneficial Ownership         Percent of
         Owner                                                                                Class
--------------------------------  ------------------------------------------------------   ----------
Franklin Resources, Inc.          5,420,485                                                      10.2%
777 Mariners Island Boulevard
San Mateo, CA 94404               (sole voting power and dispositive power as to
                                  5,023,700 shares by Franklin Advisers, Inc.; sole
                                  voting power as to 113,000 shares and sole
                                  dispositive power as to 380,900 shares by Franklin
                                  Advisory Services, Inc.; sole dispositive power as to
                                  15,885 shares by Franklin Management, Inc. per
                                  February 14, 1998 Schedule 13G filing)

Neuberger & Berman, LLC           4,620,024                                                       8.7%
605 Third Avenue
New York, NY 10158-3698           (shared dispositive power as to all shares; sole
                                  voting power as to 2,745,024 of such shares
                                  and shared voting power as to 1,850,000 shares
                                  per February 9, 1998 Schedule 13G filing)

Merrill Lynch Asset               4,562,400                                                       8.6%
Management
800 Scudders Mill Road            (shared dispositive power and shared voting power
Plainsboro, NJ 08536              as  to  all such shares per February 14, 1998
                                  Schedule 13G filing)  Note:  The Company believes
                                  that this stockholder disposed of shares subsequent
                                  to this Schedule 13G filing, thereby reducing
                                  ownership to less  than 5% of class.


y


 Name and Address of Beneficial          Amount and Nature of Beneficial Ownership         Percent of
         Owner                                                                                Class
--------------------------------  ------------------------------------------------------   ----------
Barclays Global Fund Advisors     3,079,463                                                       5.8%
45 Fremont Street
San Francisco, CA 94105           (sole dispositive power as to all shares; sole voting
                                  power as to 3,055,463 of such shares per
                                  February 13, 1998 Schedule 13G filing)  Note:  The
                                  Company believes that this stockholder disposed of
                                  shares subsequent to this Schedule 13G filing,
                                  thereby reducing ownership to less than 5% of class.

Spears, Benzak, Salomon &         2,877,094                                                       5.5%
Farrell, Inc.
127 Public Square                 (sole voting power as to all shares, sole dispositive
Cleveland, OH 44114-1306          power as to 2,873,924 of such shares per
                                  February 13, 1998 Schedule 13G filing)  Note:  The
                                  Company believes that this stockholder disposed of
                                  shares subsequent to this Schedule 13G filing,
                                  thereby reducing ownership to less than 5% of class.

DIRECTORS AND EXECUTIVE OFFICERS

  The table below indicates the number of shares of the Common Stock beneficially owned as of the Record Date by directors, the Chief Executive Officer and each of the four other most highly compensated executive officers during the fiscal year ended December 29, 1997, and by all directors and executive officers as a group. Except as otherwise noted, each person has sole investment and voting powers with respect to the shares shown as beneficially owned. Ownership information is based upon information furnished by the respective individuals.

                                               SHARES BENEFICIALLY OWNED (12)
                                               ------------------------------
                    NAME                           NUMBER        PERCENTAGE
-------------------------------------------    --------------   -------------
Tu Chen (1)................................           676,791             1.3%

Stephen C. Johnson (2).....................           468,714             *

Craig R. Barrett (3).......................            68,000             *

Chris A. Eyre (3)..........................            47,000             *

Irwin Federman (4).........................            87,871             *

George A. Neil (5).........................            33,000             *

Max Palevsky (3)...........................           112,127             *


Anthony Sun (3)............................            99,810             *

Masayoshi Takebayashi (6)(7)...............            20,250             *

Willard Kauffman (8).......................           145,871             *

Christopher H. Bajorek (9).................            71,158             *

Fred J. Wiele (10).........................            44,884             *

Executive officers and directors as a group
(20 persons) (11).........................          2,227,658             4.4%

----------------------------
* Less than 1%

(1) Includes 185,185 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after the Record Date.

(2) Includes 259,650 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after the Record Date.

(3) Includes 46,000 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after the Record Date.

(4) Includes 16,750 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after the Record Date.

(5) Includes 32,000 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after the Record Date.

(6) Includes 20,250 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after the Record Date.

(7) Excludes shares held by Kobe Steel, Ltd. and Kobe Steel USA Holdings Incorporated. Mr. Takebayashi is an Executive Officer of Kobe Precision, Incorporated, a wholly-owned subsidiary of Kobe Steel, Ltd., and on such basis may be deemed, under the 1934 Act, the beneficial owner of the 2,000,002 shares beneficially owned by such corporations with shared voting and investment power with respect thereto. Mr. Takebayashi disclaims beneficial ownership of these shares.

(8) Includes 103,298 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after the Record Date.

(9) Includes 69,584 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after the Record Date.

(10) Includes 43,333 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after the Record Date. Mr. Wiele resigned as an executive officer of the Company effective June 12, 1998.

(11) Includes 1,146,186 shares subject to options which are currently exercisable or which will become exercisable within sixty (60) days after the Record Date.

(12) Some of the individuals may share voting power with regard to the shares listed herein with their spouses.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Special Meeting. If other matters are properly brought before the Special Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's annual meeting of stockholders to be held in 1999 must be received by the Company no later than December 31, 1998 in order to be included in the proxy statement and proxy relating to that meeting.


                                    By Order of the Board of Directors



                                    TU CHEN
                                    Chairman of the Board

                                                                       EXHIBIT A


                           PROPOSED AMENDMENTS TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                             OF KOMAG, INCORPORATED
                          ___________________________

              Proposed Additions Are Indicated by Double Underline
                                                  ================
              Proposed Deletions Are Indicated by Single Underline
                                                  ----------------
                          ___________________________

                                    ARTICLE IV

      The Corporation shall be authorized to issue Eighty-Six Million
                                                   ------------------
 (86,000,000) One Hundred Fifty-One Million (151,000,000) shares of capital
 ------------============================================
 stock having an aggregate par value of Eight Hundred Sixty Thousand Dollars
                                        ------------------------------------
 ($860,000) One Million Five Hundred Ten Thousand Dollars ($1,510,000).  This
 ---------- ==========================================================
 Capital Stock shall be divided into two classes, Common Stock and Preferred Stock, both classes having a par value. The authorized Common Stock shall be Eighty-Five Million shares (85,000,000) One Hundred Fifty Million (150,000,000)
 --------------------------------------- =======================================
 shares having a par value of one cent ($.01) per share for an aggregate class par value of Eight Hundred fifty Thousand Dollars ($850,000) One Million Five
              ----------------------------------------------- ================
 Hundred Thousand Dollars ($1,500,000).  The authorized Preferred Stock shall be
 =====================================
 One Million (1,000,000) shares having a par value of one cent ($.01) per share for an aggregate class par value of Ten Thousand Dollars ($10,000). The Board of Directors of the Corporation is hereby empowered (i) to determine the preferences, privileges, or restrictions of such Preferred Stock, including (but not limited to) the dividend rights and rate, conversion and voting rights, redemption rights and the terms and prices thereof (including any provision for a sinking fund), or liquidation preferences thereof, if any, (ii) to divide the Preferred Stock into different series consisting of any number of shares, each series having different rights, provisions, or conditions from any other series and (iii) to increase or decrease the number of shares of any series so designated, but not below the number of shares of any such series then outstanding. The Corporation is also authorized to issue debentures (convertible into the Common Stock or Preferred Stock or non-convertible, either with or without voting rights) and/or warrants or options to purchase Common Stock or Preferred Stock.

PROXY                                                                   PROXY



                      THIS PROXY IS SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF KOMAG, INCORPORATED

    The undersigned hereby appoints STEPHEN C. JOHNSON and TU CHEN, or either of them, as lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of the Company's capital stock which the undersigned is entitled to vote at the Company's Special Meeting of Stockholders on July 22, 1998, and any adjournment or postponements thereof as follows:

                (Continued, and to be signed on the other side)

                            - FOLD AND DETACH HERE -

1. Proposal to amend the Company's Restated Certificate of Incorporation to increase the amount of Common Stock the Company is authorized to issue from 85 million shares to 150 million shares (the "Charter Amendment").

     [_]   FOR          [_]  AGAINST            [_]  ABSTAIN

2. Proposal to approve the sale and issuance by the Company from time to time of up to $350 million of Common Stock or securities convertible into Common Stock in private transactions during the next twelve months at a price below book value but at or above the then current market price of the Common Stock (the "Financing Proposal").

     [_]   FOR          [_]  AGAINST            [_]  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

Receipt of the Notice of Special Meeting of Stockholders and Proxy Statement dated June __, 1998 is hereby acknowledged. This proxy will be voted as directed, or if no direction is indicated, will be voted FOR each of the foregoing proposals. This proxy may be revoked at any time before it is voted. The Board of Directors recommends a vote FOR Items 1 and 2.


Dated:  ______________________

Signature(s)_____________________________________

Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign you own name as well. If stock is held jointly, each joint owner should sign.

                            - FOLD AND DETACH HERE -

CONTROL NUMBER                                             [Komag logo]
[       ]

                               VOTE BY TELEPHONE
                CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE

                           CALL ___________--ANYTIME

                    THERE IS NO CHARGE TO YOU FOR THIS CALL

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 You will be asked to enter a Control Number which is located in the box on the left side of this form.

   OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS:
                                    PRESS 1

    WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1--THANK YOU FOR VOTING

OPTION #2: IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0. YOU WILL
                            HEAR THESE INSTRUCTIONS:


     Proposal 1: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

                  The instructions are the same for Proposal 2

   WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1--THANK YOU FOR VOTING.

             IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY.